U.S. Consumer Product Safety Commission – Fast Track Recall

Release Date: December 14, 2023
Release Number: 24-DRAFT FOR CLEARANCE
Traeger Pellet Grills Recalls Flat Top Propane Grills Due to Fire Hazard
Recall Summary

Name of Product: Traeger Flatrock Flat Top Propane Grills

Hazard: The burner control knob can be incorrectly labeled, which can result in the grill being unintentionally left on, posing a fire hazard.

Remedy: Repair
Consumers should immediately stop using the recalled Traeger Flatrock Flat Top Grills and contact Traeger for inspection instructions and, if the burner control knobs are incorrectly labelled, consumers will receive a free repair kit.
Consumer Contact: Traeger toll-free at 833-654-2407 seven days a week from 6 a.m. to 10 p.m. MT or online at www.traeger.com/recall or www.traeger.com and click on “Recall” for more information.

Recall Details

Units: About 37,000

Description: This recall involves the Traeger Flatrock Flat Top Grills powered by propane. The product is black in color and has a closeable lid with a silver handle and the name “Traeger” written on it in black with the Traeger logo. The product is approximately 74 inches long by 27 inches wide by 36 inches tall and weighs about 189 lbs. The grills have a silver color label located on the rear with SKU Number as 1DFL42LLA.

Incidents/Injuries: The firm has received 57 reports of flame adjustment knobs being incorrectly labeled. No fires or injuries have been reported.
Sold at: Ace Hardware, The Home Depot and Scheel’s stores nationwide and online at www.acehardware.com, www.homedepot.com and www.traeger.com from February 2023 through October 2023 for about $900.
Importer: Traeger Pellet Grills LLC, of Salt Lake City, Utah
Manufactured in: Vietnam

Photos

Recalled Traeger Flatrock Flat Top Grill

Silver Color label Located on the Rear With SKU Number 1DFL42LLA.

Fast Track Recall

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About the U.S. CPSC
The U.S. Consumer Product Safety Commission (CPSC) is charged with protecting the public from unreasonable risk of injury or death associated with the use of thousands of types of consumer products. Deaths, injuries, and property damage from consumer product-related incidents cost the nation more than $1 trillion annually. CPSC's work to ensure the safety of consumer products has contributed to a decline in the rate of injuries associated with consumer products over the past 50 years.

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